For Release: April 27, 1995

Contact: Robert Latham
         (319) 398-7676

         Denny Vass
         (319) 398-4475


IES INDUSTRIES ANNOUNCES FIRST QUARTER EARNINGS

      CEDAR RAPIDS, IOWA -- Net income for IES Industries Inc. for the first quarter of 1995 was $6.7 million, or $0.23 per share, compared with net income of $15.1 million, or $0.53 per share, for the same period in 1994. Revenues for the first quarter of 1995 were $206 million, compared to $212 million for the first quarter of 1994.

      For the most recent 12 months, revenues were $781 million, compared to $800 million for the 12 months ending March 31, 1994. Earnings were $58.4 million, $2.04 per share, for the most recent 12-month period, compared with earnings of $69.1 million, $2.45 per share, for the comparable period a year ago.

      First quarter results were significantly affected by the estimated impact of how the Iowa Utilities Board (Board) may decide the pending electric pricing case of IES Utilities Inc. (Utilities), the utility subsidiary of IES Industries. In Tuesday's public agenda meeting on the issues in that case,
the   Board's  discussion  apparently  would  require   annual
reductions in electric revenues of $15 million to $20 million. Going forward, such a decision, if ordered by the Board, would reduce annual earnings by 30 to 40 cents per share. The Board's decision in this case is not expected until mid-May and the Board indicated the agenda discussion was clearly non-binding and may change. As a result of the Board's meeting, Utilities has recorded a pretax reserve for refunds of approximately $8 million or 16 cents per share, as of March 31, 1995. Of this amount, approximately $3.5 million would apply to the fourth quarter of 1994.

     The Board's agenda meeting was particularly disappointing on long-term strategic issues regarding depreciation and decommissioning of the nuclear power plant and on movement toward consistent pricing across Utilities' service districts. While minor movement toward pricing consistency would result, the proposals to increase recovery levels of depreciation expense and nuclear decommissioning expense were rejected. The Board's agenda discussion was unexpected on issues such as recovery for the full purchase prices of the Union Electric Iowa service territory and smaller, low-cost, used generating plants, even though customers are currently benefiting from the acquisitions.

      Utilities reported decreased electric sales volumes for the quarter. Kilowatt-hour sales, excluding off-system sales, were down 1.1 percent for the quarter ending March 31, 1995, as compared to the same period a year earlier. For the most recent 12 months, electric sales increased 2.7 percent from volumes of the same period a year earlier.

      For the first three months of 1995, weather conditions were milder than normal, which reduced sales volumes from what they would have been under normal weather conditions. Warmer-than-normal weather negatively impacted electric sales by 1.2 percent and natural gas volumes by 3.9 percent for the quarter.

     Industrial sales to major full-requirements customers in the Utilities service territory generally continued the trend of the past four years by showing significant growth. For the first quarter of 1995, electric sales volumes to these major industrial customers were 4 percent higher than sales volumes for the same period in 1994.

                                IES INDUSTRIES INC.

FOR RELEASE:  April 27,1995                           TELEPHONE:  319-398-7676


The following are selected summaries of the consolidated results of operations for IES Industries Inc. for the periods ended March 31, 1995 and 1994:

                             Quarter Ended                 Twelve Months Ended
                                March 31                      March 31
                             1995       1994              1995          1994

                                 (in thousands, except per share amounts)


Operating revenues         $206,392   $211,621           $780,596     $799,850

Net income                 $  6,740   $ 15,144           $ 58,415     $ 69,147

Average number of common
  shares outstanding         28,889     28,349             28,695       28,226

Earnings per average
  common share             $   0.23   $   0.53           $   2.04     $   2.45




Note: In the first quarter of 1995, the Company recorded a pretax reserve for rate refund of $8.0 million relating to its current electric pricing case. Approximately $3.5 million of this reserve relates to revenues collected in the fourth quarter of 1994.